EXHIBIT 99.1

eMax Worldwide Inc files 8K to announce Change of Control

        Salt Lake City , Utah March 19, 2009 (MARKET WIRE via COMTEX) -- eMax Worldwide, Inc., previously named eMax Holdings Corporation (PINKSHEETS: EMXC) announced they have filed a 8k to announce that Dr. Slavoljub Stefanovic and his family is know longer the controlling shareholder or the President and Chairman of the Board of the company. The filing can be found listed at www.sec.gov and at our website.

Roxanna Weber stated, “Due to economical hardships for many people in the America today, this has been the reason for capital infusion delays promised by Slavoljub Stefanovic and was agreed in writing during the sale agreement which was signed last year between Dr. Slavo Stefanovic and E and A Enterprises, Inc. Due to the delays closing the escrow of the agreement, E and A Enterprises has decided to rescind the agreement signed and work diligently to capitalize personally the needs of the company , including working personally to issue the  outstanding dividends owed to the corporate shareholders, filing all corporate statements with the SEC and get EMXC into full compliance.  Dr. Stefanovic family is still a Director and very large shareholder of the company All the Directors of the company have appreciated the time spent with the Stefanovic family and wish them well in their family business and endeavors.

About eMax Holdings Corporation

eMax Holdings Corporation (http://www.emaxcorp.com) , was recently renamed eMax Worldwide, (http://www.emaxworldwide.com) is a diversified holding company investing in multimedia, entertainment, communication, broadcasting, technologies, real estate, energy and finance industries. You can reach EMAX at 407-615-2100

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, the future press releases of eMax.

Contact:

eMax Holdings Corp.

Roxanna Weber

407-615-2100

info@emaxcorp.com